Exhibit 99.1

Amendment Number One

to

Lease dated March 29, 2000

by and between

Sequenom, Inc. (“Tenant”) and TPSC IV LLC (“Landlord”)

This Amendment Number One to Lease is made and entered into as of the 9th day of September, 2005 (the “Effective Date”), by and between TPSC IV LLC, a Delaware limited liability company (“Landlord”), and Sequenom, Inc., a Delaware corporation (“Tenant”).

Capitalized terms not otherwise defined in this Amendment Number One shall have the meaning set forth in the Lease.

Recitals

1. Landlord and Tenant are parties to that certain Lease and Work Letter both dated March 29, 2000 (such Lease and Work Letter, being hereinafter sometimes referred to as the “Lease” and “Work Letter”) concerning the construction and lease of certain improvements on a parcel of land identified therein in the Torrey Pines Science Center, San Diego, California.

2. Landlord and Tenant have agreed to modify certain provisions of the Lease.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration the receipt whereof is hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Basic Rent. Notwithstanding anything to the contrary contained in the Lease, monthly Basic Rent payable by Tenant from October 1, 2005, through September 30, 2012 shall be as follows:

Period	Basic Rent
10/1/05 – 12/31/05	$209,441.00
01/1/06 – 9/30/06	$139,627.00
10/1/06 – 9/30/07	$144,515.00
10/1/07 – 9/30/08	$371,440.00
10/1/08 – 9/30/09	$381,910.00
10/1/09 – 9/30/10	$392,746.00
10/1/10 – 9/30/11	$403,962.00
10/1/11 – 9/30/12	$415,570.00

From and after September 30, 2012, monthly Basic Rent shall equal the amounts contemplated by, and provided in, the Lease.

2. Warrants. The following is hereby inserted as new Section 19 of the Lease:

19. WARRANTS

Simultaneously with the execution of this Amendment Number One, Tenant shall deliver to Landlord (in the name of Landlord or its designee) a Warrant, substantially the same in form and substance as that form of Warrant annexed hereto as Exhibit A, to purchase 150,000 shares of the common stock of Tenant at a price per share of $0.88 (which Tenant represents and warrants is 110% of the last reported sales price per share of Tenant’s common stock on the Nasdaq National Market as of the Effective Date). Tenant acknowledges that the issuance of the Warrant and the performance of all the terms and obligations thereunder, are consideration for Landlord’s entry into this Amendment Number One with Tenant, and that Landlord would not enter into this Amendment Number One without receipt of the Warrant. Landlord acknowledges that the Warrant and the shares issuable upon exercising the Warrant are subject to restrictions on transfer to the extent set forth in the Warrant.

3. Continuation of Lease and Work Letter. The Lease and Work Letter shall continue in full force and effect, modified only by the modifications set forth in this Amendment Number One.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment Number One as of the day and date first set forth above.

Landlord:			Tenant:

TPSC IV LLC, a Delaware limited liability company			SEQUENOM, INC., a Delaware corporation

By:	Slough Estates USA Inc.
Its:	Sole Member

	By:	/s/ Randy W. Rohner	By:	/s/ Harry Stylli
	Its:	CFO	Its:	President and CEO

EXHIBIT A

COMMON STOCK WARRANT